                     [REAVES C. LUKENS COMPANY LETTERHEAD]



                                                 December 22, 1995

Consolidated Capital Institutional Properties (CCIP)
c/o Marcus L. McCall
Insignia Financial Group
P.O. Box 1089
Greenville, SC 29602

                             RE:  LIMITED APPRAISAL
                                  The Carlton House
                                  1801 J.F. Kennedy Blvd
                                  Philadelphia, PA 19103
                                  Account No. 95-183

Dear Mr. McCall:

      In accordance with your request, we have conducted an limited appraisal related to the captioned property. This restricted report sets forth only the results of a limited appraisal process in which certain allowable departures from specific guidelines of the Uniform Standards of Professional Practice (USPAP) were invoked. This analysis, in our opinion, is sufficient so that the results are not misleading based on the function of this report and your specific needs.

      This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice (USPAP) for a summary appraisal report. It is an update of our previous report dated January 28, 1993, and of our Summary Appraisal Report of June 22, 1995, both of which by reference are incorporated herein. As such it presents only the results of the appraisal process used to delevop the appraisers' opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraisers' file.

      Significant assumptions and limiting conditions, and an executive summary of the property are attached and are an integral part of this communication of our value conclusion.

I.    INTRODUCTION

      A. SCOPE OF THE INVESTIGATION

      As part of this assignment, we reviewed the investigations and analyses were performed for the previous reports of the subject. Data already in our files, which are updated on a regular basis, were also utilized in our valuation analysis. Teresa M. Hoberg inspected and photographed

Marcus L. McCall
Page 2
December 22, 1995


the property on May 12, 1995, and made an exterior inspection on December 20, 1995. In addition, we reviewed additional documents provided by ownership, including current rent rolls, capital budget expenditures, and income and expense summaries through the end of November 1995.

      B. PROPERTY INTEREST APPRAISED

      We have valued the fee simple interest in the subject property, subject to existing leases to the retail, office and apartment tenants; that is, full ownership rights, subject only to the power of taxation, eminent domain, escheat, and police power.

      C. PURPOSE AND FUNCTION

      The purpose of this analysis is to estimate the market value of the subject property, as defined by the Uniform Standards of Professional Appraisal Practice published by the Appraisal Foundation, as of January 1, 1996, the effective date of valuation for real estate assessment purposes.

      The function of this analysis id to assist in determining the appropriate level of real estate taxation for the subject property. The judgments and conclusions contained herein would also pertain to any other function requiring an estimate of market value.

II.   THE SUBJECT PROPERTY

      The subject property is essentially the same as described in our prior reports incorporated herein by reference. Since then, repair work on the swimming pool deck has been completed, an office tenant relocated, and some base building improvements completed, including fire code compliance, electrical and HVAC work. These are summarized below:

                        SUMMARY OF CAPITAL EXPENDITURES

                                                   YTD 1995
                   ----------------------------------------
                   Swimming Pool                   $483,042
                   Electrical                         6,285
                   Other Base Bldg                  198,242
                   HVAC                               2,296
                   Office Equipment                   2,722
                   Apt Appliances                    10,597
                   Carpet & Tile                    102,318
                   ----------------------------------------
                      TOTAL                        $805,502

                           REAVES C. LUKENS COMPANY

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Marcus L. McCall
Page 3
December 22, 1995


      A. ASSESSMENT AND TAXES

      The subject property is designated by Philadelphia County as tax parcel 88-01-035000. It is asscssed as follows:

                        SUMMARY OF ASSESSMENT AND TAXES
            ======================================================
              Assessment                           $7,200,000.00
              Ratio                                        32.00%
              Implied Market Value                $22,500,000.00
              Market Value/SF NRA                         $36.13
              Total Tax Rate, mils                         82.64
              Real Estate Tax                        $595,008.00
              Tax/SF NRA                                   $0.96
            ======================================================

         We note that the subject appears to be somewhat over-assessed in relation to our estimate of value, as presented later in this report.

III.     SUBJECT OPERATIONS

                  A.       Overview of Operations

         We reconsidered the operating results for year to date 1995 and the 1996 Budget. As summarized on the following page, the forecasted 1995 figures are approximately $500,000 higher than indicated by the April 1995 statements included in our last report. Overall vacancy of the apartment units has decreased from 15.5% to 12%, and potential income increased by 10%. Of the retail units, one small unit has been leased to a Dentist, which was anticipated at the time of our last report. The restaurant, however, remains vacant, and we had assumed that this would be occupied by the end of 1995. Of the commercial office space, Bayada nurses has relocated and expanded, which was anticipated at the time of our last appraisal. Commercial income has increased by only 2% since the date of our last appraisal. Despite this improvements, both the forecasted 1995 and Budget 1996 figures are well below what we projected for the stabilized occupancy. As of our last appraisal, ownership anticipated a total capital budget of $9,000,000 from 1995 to 1998. The lastest revised budget, a copy of which is attached, indicates a total budget of approximately $11,500,000 for 1996 and 1997.

               SUMMARY OF HISTORIC OPERATIONS: THE CARLTON HOUSE

                                                   Budget 1995
                                       ------------------------------------
                                                                             Stabilized
                                         Total      $/SF NRA       % EGI      Estimate       $/SF NRA        %EGI
                                       ----------   ----------    ---------  -----------     --------      --------
INCOME
Residential Rental Income               4,625,469        $9.26       77.73%   $5,715,984       $10.97        76.42%
Residential Other Income                  300,047        $0.58        4.83%     $375,000        $0.72         5.01%
Commercial Rental Income                1,022,598       $10.07       16.47%     $809,588       $10.40        10.82%
Commercial Other Income                    60,000        $0.59        0.97%     $118,932        $1.17         1.59%
Retail Rental Income                            0        $0.00        0.00%     $460,198       $19.43         6.15%
                                       ----------   ----------    ---------  -----------     --------      --------
Total Income                            8,208,114        $9.97      100.00%   $7,479,702       $12.01       100.00%

OPERATING EXPENSE
Administrative                            192,805        $0.31        3.11%     $185,793        $0.30         2.50%
Marketing                                 177,050        $0.28        2.85%     $155,661        $0.25         2.08%
Payroll                                   525,354        $0.84        8.46%     $466,983        $0.75         6.24%
Contract Services                         760,460        $1.22       12.25%     $778,305        $1.25        10.41%
Utilities                               1,069,200        $1.72       17.22%   $1,089,527        $1.75        14.57%
Repair & Maintenance                      237,299        $0.38        3.82%     $217,925        $0.35         2.91%
Cleaning & Decorating                     192,150        $0.31        3.10%     $175,000        $0.28         2.34%
Insurance                                 146,025        $0.23        2.35%     $149,435        $0.24         2.00%
Taxes                                     626,165        $1.01       10.09%     $825,561        $1.33        11.04%
Management Fees                           302,245        $0.49        4.87%     $299,188        $0.48         4.00%
                                       ----------   ----------    ---------  -----------     --------      --------
Total Operating Expense                 4,228,753        $6.79       68.12%   $4,344,478        $8.98        58.08%

NET OPERATING INCOME                    1,979,361        $3.18       31.88%   $3,135,223        $5.04        41.92%

CAPITAL EXPENSES
Non-Recurring                           7,723,112       $12.40      124.40%   ($164,961)      ($0.26)        -2.24%
Recurring                                 497,542
Commissions                               128,156
Explosion Cost
                                       ----------   ----------    ---------  -----------     --------      --------
Total Non-Recurring                     8,348,810       $13.41      134.48%   ($164,961)      ($0.28)        -2.21%

NET CASH FLOW                         (6,369,449)     ($10.23)     -102.60%   $2,970,262        $4.77        39.71%

               SUMMARY OF HISTORIC OPERATIONS: THE CARLTON HOUSE

                                            YTD November 1995                              Budget 1996
                              -----------------------------------------------   -----------------------------------
                               Actual      Annual      $/SF NRA      % EGI        Total      $/SF NRA      % EGI
                              ---------   ----------   ---------     --------   ----------  ----------    ---------
INCOME
Residential Rental Income     4,119,770    4,494,295       $8.62       77.12%    5,474,805      $10.51       78.24%
Residential Other Income        292,352      318,929       $4.10        5.47%      353,660       $0.68        5.05%
Commercial Rental Income        667,012      945,831      $39.92       16.23%    1,085,000      $10.69       15.51%
Commercial Other Income          62,750       68,455       $2.80        1.17%       84,000       $0.83        1.20%
Retail Rental Income                  0            0         ERR        0.00%            0       $0.00        0.00%
                              ---------   ----------   ---------     --------   ----------  ----------    ---------
Total Income                  5,341,884    5,827,510         ERR      100.00%    6,997,465      $11.24      100.00%

OPERATING EXPENSE
Administrative                  225,665      246,398       $0.40        4.23%      241,178       $0.39        3.45%
Marketing                       128,994      140,721       $0.23        2.41%      183,510       $0.29        2.62%
Payroll                         482,130      525,960       $0.64        9.03%      627,398       $1.01        8.97%
Contract Services               676,642      738,155       $1.19       12.67%      613,880       $0.99        8.77%
Utilities                       972,601    1,061,019       $1.70       18.21%    1,155,100       $1.86       16.51%
Repair & Maintenance            101,118      110,311       $0.18        1.69%      127,808       $0.20        1.62%
Cleaning & Decorating           120,930      131,924       $0.21        2.26%      101,240       $0.16        1.45%
Insurance                       175,310      191,247       $0.31        3.28%      262,937       $0.42        3.76%
Taxes                           557,448      608,125       $0.98       10.44%      628,404       $1.01        8.98%
Management Fees                 287,893      292,247       $0.47        8.01%      279,899       $0.45        4.00%
                              ---------   ----------   ---------     --------   ----------  ----------    ---------
Total Operating Expense       3,708,931    4,048,107       $6.50       89.43%    4,221,154       $6.76       80.32%

NET OPERATING INCOME          1,632,953    1,781,403       $2.86       30.57%    2,776,311       $4.46       39.68%

CAPITAL EXPENSES
Non-Recurring                   805,505      878,733       $1.41       15.08%    8,058,609      $12.94      115.18%
Recurring                             0            0                                     0
Commissions                           0            0                                     0
Explosion Cost
                              ---------   ----------   ---------     --------   ----------  ----------    ---------
Total Non-Recurring             805,505      878,733       $1.41       15.08%    8,059,609      $12.94      115.18%

NET CASH FLOW                   827,448      902,671       $1.45       15.49%  (5,283,298)     ($8.49)      -75.50%


         In short, while progress has been made towards improving occupancy, increasing the net operating income, and completing repairs and renovations, this has been offset by the increased costs of remaining capital expenditures. Based on a review of the additional data, we believe that our stabilized income and expense estimate remains valid.

         Based upon our continuing review of the residential and commercial market in the Center City Philadelphia area, we believe that market conditions remain essentially as described in our prior report.

IV.      HIGHEST AND BEST USE

         Highest and best use of the subject property as improved remains as defined in our prior report, i.e., the continuation of the present use as an apartment and office building with ground floor commercial uses.

V.       COMMENTS ON VALUATION

         All of the recognized approaches to value have been considered in estimating the market value of the subject. Both the Income Capitalization and Sales Comparison Approaches were felt to be reliable indicators of value for the subject is an income producing property. Additionally, there are no recent sales of similar size apartment/office complexes in Center City Philadelphia.

         We reconsidered our income capitalization approach assuming complete rehabilitation. This is attached and indicates a value of $19,250,000. We also considered a direct capitalization of the 1995 forecasted and 199 budget income. Both these approaches indicate a value of $18,600,000, as summarized below.

                                                Forecasted            Budget
                                                   1995                1996
                                              ------------       ------------
   Forecasted NOI                               $1,781,403         $2,776,311
   Add Back Taxes                                  608,125            628,404
   NOI Before Taxes                              2,389,528          3,404,715
   Capitalization Rate*                             12.78%             12.78%
   Indicated Value                              18,697,405         26,640,962
   Less Capital Expenditures                             0        (8,059,609)
                                              ------------       ------------
   Indicated Value "As Is"                     $18,697,405        $18,581,353

   10% Basic Rate + 2.78% Tax Factor

VI.      VALUATION

         The income capitalization approaches indicate a range of values from $18,600,000 to $19,250,000. We believe an investor in the property would complete an analysis of the property assuming stabilized occupancy and correction of deferred maintenance and other necessary renovations.

         Therefore, after considering the above and other relevant factors in connection with the subject property, it is our opinion that the market value of the subject property, as of January 1, 1996 is:

           -- NINETEEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS --

                                                    $19,250,000

         Thank you for the opportunity to be of service and, we look forward to servicing you again in the future.

                                   Sincerely,

                                   REAVES C. LUKENS COMPANY



                                   Teresa M. Hoberg
                                   PA General Appraiser GA-000763L

Attachments
EXECUTIVE SUMMARY
CERTIFICATION
ASSUMPTIONS, LIMITING CONDITIONS AND CONTINGENCIES
SUMMARY OF INCOME APPROACH
THE NEW CARLTON HOUSE RENOVATION PROJECT